CLINICAL TRIAL AGREEMENT

This Clinical Trial Agreement (this "Agreement"), dated as of October 20, 2014 (the "Effective Date"), is entered into between, TNI BioTech International Ltd a wholly owned subsidiary of AIRMED BIOPHARMA LIMITED (the "Sponsor") and AMERICAN HOSPITAL AND RESORTS (the "Principal Investigator; with the Sponsor, the "Parties"; each, a "Party").

WHEREAS, the Sponsor desires to conduct a clinical study (the "Study") of (the "Drug") as part of a single center study to take place at and State Hospital, Asubiaro, Osogbo, Osun State (the "Hospital"), Nigeria under a protocol entitled

Naltrexone Hydrochloride, 4.5 mg Capsules LODONAL™ (the "Protocol"), a copy of which is attached hereto as Exhibit A;

WHEREAS, the Principal Investigator has the facilities and expertise to conduct the Study; and

WHEREAS, the Study is intended to advance scientific and medical knowledge, with a due regard for patient safety;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the Parties hereby agree as follows:

1. SCOPE OF WORK.

1. Principal Investigator. The Principal Investigator shall conduct and supervise the Study through (the "Principal Investigator") Dr. Richard Afonja, and Dr Abayomi Oni, Chief Consultant at State Hospital, Asubiaro, Osogbo, Osun State, The Principal Investigator shall notify the Sponsor promptly if the Principal Investigator is unable or unwilling to continue the Study or if the Principal Investigator's affiliation with the Principal Investigator ceases, whereupon the Sponsor will have a right of approval with respect to the designation of a new Principal Investigator.

1.2 Conduct of the Study. The Principal Investigator shall conduct the Study in accordance with this Agreement, the Protocol (as amended from time to time), all reasonable written instructions of the Sponsor, and all applicable laws and regulations ("Applicable Law"); provided, however, that the Principal Investigator may deviate from the Protocol and such instructions to the extent that the safety of Study Subjects so requires. These Guidances' include the International Conference on Harmonization (ICH) Guid-

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ance E6, "Good Clinical Practice".] The Principal Investigator shall refrain from, and any other employee, contractor, or agent, performing or assisting with the Study on behalf of the Principal Investigator (such employees, contractors, and agents, including the Principal Investigator, "Study Staff") to refrain from, using the Drug in any manner that is contrary to the provisions of, or outside the scope of, the Protocol or that is contrary to such written instructions.

1.3 Approvals. The Principal Investigator shall seek approval of the Study, the Protocol, and a written form of Informed Consent (as defined in Section 1.4) mutually acceptable to the Principal Investigator and the Sponsor, from the appropriate regulatory body , and shall seek any other approvals required for the Study from applicable internal safety, regulatory or review boards.

1.4 Informed Consent. The Principal Investigator shall obtain from each person participating in the Study (a "Study Subject") a valid informed consent (the "Informed Consent"), signed by the Study Subject (unless such signature is waived by the regulatory body) and appropriately documented. The Principal Investigator shall conduct the Study in a manner consistent with the Informed Consents and all other applicable consents.

1.5 Human Materials. The Principal Investigator shall comply with Applicable Law in the collection, storage, and transfer of any samples or other human materials taken from Study Subjects, and shall obtain any consents required from Study Subjects for the use of such materials in accordance with the Protocol. Any use of such materials by a Party, whether in the Study or otherwise, shall be consistent with such consents and Applicable Law. [Annotation: The Parties may wish to include a provision addressing ownership of human materials. However, the law governing ownership of human tissue materials taken from Study Subjects is unsettled and may vary from state to state. The FDA and other regulatory bodies may take the position that a Study Subject cannot waive any such ownership rights in the context of an informed consent.]

1.6 Amendment of the Protocol. The Sponsor may amend the Protocol at any time. Any such amendment shall be in writing and sent to the Principal Investigator , and will not take effect until approved by the Hospital regulatory body and if necessary NAFDAC. Following any such amendment to the Protocol, either Party may propose a related amendment to this Agreement (including the Payment Schedule, as defined in Section 3.3). The Parties shall negotiate in good faith with respect to any such proposed amendment. If the Parties are unable to agree upon such an amendment to this Agreement, either Party may terminate this Agreement pursuant to Article 9.

1.7 Supervision. The Principal Investigator shall supervise those Study Staff employed by the Principal Investigator , and shall ensure (directly in the case of employees, and by contract in the case of contractors) that all Study Staff are appropriately trained, qualified, and certified, and are informed of and abide by the applicable terms of this

Agreement. [Annotation: If the Principal Investigator uses contractors to conduct the Research, it should ensure that the terms of those contracts are consistent with its obligations under this Agreement.]

1.8 Enrollment. The Sponsor may limit the Principal Investigator 's enrollment of Study Subjects. If the Sponsor limits enrollment in the Study, aggregate payments due from the Sponsor under the Payment Schedule based upon per patient charges or expenses will be prorated accordingly.

2. RECORDS, REPORTING, AND AUDITS.

2.1 Study Records. The Principal Investigator shall keep and maintain, diligently and in sufficient detail to satisfy all applicable legal requirements, such Study data and records as are required by the Protocol and Applicable Law (the "Study Documents"), including any Source Documents and Study Deliverables (each as defined in Section 4.1).

2.2 Record Retention. The Principal Investigator shall retain the Study Documents in accordance with Applicable Law. At the Sponsor's request and expense, the Principal Investigator shall retain the Study Documents for up to three years beyond the period required by Applicable Law. After the required retention period (including any additional period requested by the Sponsor pursuant to this Section 2.2) has expired, the Principal Investigator shall provide the Sponsor sixty (60) days' written notice before destroying any Study Deliverables.

2.3 Study Subject Medical Information. The Sponsor may access the Study Documents during regular business hours, upon reasonable advance notice to the Principal Investigator. The Sponsor shall comply with Applicable Law regarding the confidentiality of Study Subjects' medical records and other health information, shall hold the Study Subjects' personal identifying information in confidence, and shall act in accordance with the Informed Consents and the local in country Authorizations. Subject to the foregoing, the Sponsor may copy Principal Investigator records containing such information to the extent permitted by Applicable Law and the express authorization of Informed Consents and local in country Authorizations from relevant Study Subjects. If the Sponsor removes such records without such permission, it shall immediately return them to the Principal Investigator. The Sponsor shall not attempt to contact any Study Subject except to the extent expressly permitted by the Hospital regulatory body or as required to comply with Applicable Law. Spoors will redact personal identifying information of Study Subjects before copying records.

2.4 Periodic Reporting. The Principal Investigator shall provide to the Sponsor the Study Deliverables (as defined in Section 4.1), containing the data specified in the Protocol and prepared in the manner specified in the Protocol, at the intervals indicated in the Protocol or as otherwise agreed in writing by the Parties.

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2.5 Audits by the Sponsor. The Principal Investigator shall make available to the Sponsor (or its agent) the Study site, the Study Staff, and, subject to Applicable Law relating to patient confidentiality, all Study Documents for purposes of review and audit upon reasonable advance notice during regular business hours. If the Principal Investigator fails to correct any violations of the Protocol, this Agreement, or Applicable Law found in such audit after receiving written notice thereof, the Sponsor may provide notice to the Principal Investigator of such violations, whereupon the Principal Investigator shall promptly take action to correct them.

2.6 Audits by Regulatory Authorities. The Principal Investigator shall provide the Sponsor prompt, advance notification of any audit by a regulatory authority, which audit is directly related to the Study (or, when advance notification is impracticable, prompt notification of any completed audit). To the extent possible, the Principal Investigator shall permit the Sponsor to review and comment in advance on any written communication from the Principal Investigator to the regulatory authority in connection with such an audit; provided, however, that such review does not adversely impact the timeliness of the Principal Investigator 's response to the regulatory authority. The Principal Investigator shall promptly provide the Sponsor with copies of all communications between the Principal Investigator and the regulatory authority related to such audit unless prohibited from so doing by the regulatory authority, and shall promptly take action to correct any deficiencies found by the regulatory authority during the audit. With respect to a pending audit directly related to the Study by the DER and NAFDAC or by any comparable foreign regulatory authority with jurisdiction over drug approval, the Principal Investigator shall permit the Sponsor's representatives to be present at such audit unless prohibited from so doing by the NAFDAC or such foreign regulatory authority. With respect to any audit by any regulatory authority, which audit is not directly related to the Study, the Principal Investigator shall promptly notify the Sponsor of any findings of such an audit that would be likely to have an adverse effect on the Principal Investigator 's ability to conduct the Study.

3. SPONSOR OBLIGATIONS.

3.1 Compliance with Law. The Sponsor shall comply with Applicable Law in the performance of its activities relating to the Study, and shall obtain all approvals and consents required in connection with such activities. The Sponsor shall conduct such Study-related activities in a manner consistent with the Informed Consents and all other applicable consents.

3.2 Supply of Drug. The Sponsor shall supply the Principal Investigator with quantities of the Drug adequate for the Principal Investigator to conduct the Study in accordance with the Protocol. The Drug shall remain the sole property of the Sponsor. The Principal Investigator shall take reasonable steps to ensure that it has adequate supplies of

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the Drug, shall store, use, handle, and return or dispose of the Drug in accordance with the Protocol, and shall not use any Drug after its labeled expiration date.

3.3 Payments. Subject to Section 1.8, the Sponsor shall make payments to Principal Investigator according to the payment schedule attached hereto as Exhibit B (the "Payment Schedule") , which is based on cost of Study according to the detailed budget attached hereto as Exhibit C (the "Detailed Budget") and shall reimburse the Principal Investigator for post-termination expenses pursuant to Section 9.5. The Sponsor shall not be liable for any payments beyond those set out in Section 7.1, Section 9.5, and this Article 3.

3.4 Subject Injury. The Sponsor shall reimburse actual and reasonable medical expenses incurred in treating any injury or illness to a Study Subject that is directly related to the administration of the Drug or the proper performance of any other procedure, each in accordance with the Protocol and the Sponsor's written instructions to the Principal Investigator (or to the extent that the Sponsor's written instructions conflict with the Protocol, the Sponsor's written instructions to the Principal Investigator only). The Sponsor is not required under this Section 3.4 to provide compensation for (a) other injury- or illness- related costs (such as lost wages), (b) medical expenses that are paid for by a third party (provided that neither the Principal Investigator nor the Study Subject shall be obligated to seek reimbursement from a third party insurer), (c) medical expenses that are incurred as the result of a violation of the Protocol or other misconduct or negligence, in each case by any agent or employee of the Principal Investigator (including the Study Staff), or (d) medical expenses for injury or illness unrelated to the Drug and unrelated to the proper performance of any other procedure required by the Protocol or Sponsor's written instructions to the Principal Investigator .

3.5 Registration of Study. The Sponsor shall register the Study at either (i) www.clinicaltrials.gov, or (ii) any other registry the requirements of which are consistent with the guidelines of the International Committee of Medical Journal Editors ("ICMJE") on trial registrations, in each case to the extent required by the ICMJE guidelines (as in effect at the time the Study begins) in order for the Study results to be eligible for publication in an ICMJE journal.

4. OWNERSHIP OF DATA, RECORDS, AND INTELLECTUAL PROPERTY.

4.1 Ownership of Data and Records. All rights, title, and interest in (i) the completed case report forms, any electronic databases required to be created under the Protocol, and any Study reports prepared by the Principal Investigator for the Sponsor (including, with respect to the data contained in such case report forms, electronic databases, and reports, only the compilation of data or any substantially similar compilation) (collectively, "Study Deliverables"), (ii) the Protocol, (iii) the operations manuals provided by the

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Sponsor for use at the Study site, and (iv) any other scientific, technical, business, or other data or information relating to the Drug or this Agreement that is disclosed to the Principal Investigator by the Sponsor ((ii) through (iv) collectively, the "Sponsor Data"), including copyrights in the Study Deliverables and the Sponsor Data, shall be the sole and exclusive property of the Sponsor. All rights, title, and interest in (x) "Source Documents" (as defined by International Conference on Harmonization (ICH) Guidance E6 "Good Clinical Practice") generated by the Principal Investigator in the course of the Study, and (y) all documents other than the Study Deliverables that the Protocol requires the Principal Investigator to deliver to the Sponsor, shall be the sole and exclusive property of the Principal Investigator ; provided, however, that Sponsor shall have the right to use the information and data contained in the documents described in clause (y) for any purpose whatsoever, subject to Applicable Law and the terms of the Informed Consents.

4.2 Disclosure Obligation. The Principal Investigator shall promptly disclose, and shall cause the Study Staff to promptly disclose through the Principal Investigator, to the Sponsor in writing any (a) patentable inventions ("Inventions") made in the performance of the Study by or on behalf of the Principal Investigator , and (b) any know-how, unpatentable or patentable inventions, or other discoveries made in the performance of the Study by or on behalf of the Principal Investigator .

4.3 Ownership of Inventions. As between the Parties, the Sponsor shall own all right, title, and interest in and to any Invention (i) made solely by employees or agents of the Sponsor; (ii) made in the performance of the Study solely by employees or agents of the Principal Investigator or jointly by employees or agents of the Principal Investigator and employees or agents of the Sponsor that relates to the Drug or any diagnostic, prophylactic, or therapeutic use of the Drug; or (iii) made in violation of the Protocol. Any other Invention made jointly by employees or agents of the Principal Investigator and the Sponsor and the Principal Investigator shall jointly own employees or agents of the Sponsor, and any other Invention made solely by the Principal Investigator 's employees or agents shall be the sole and exclusive property of the Principal Investigator.

4.4 Cooperation. Each Party shall execute and cause to be executed all documents, and perform all acts, including providing reasonable assistance with the filing and prosecution of any patents, necessary to effect or evidence the ownership of any Invention as set forth in this Article 4, at the request and expense of the licensee or assignee, as the case may be, of the Invention.

4.5 License. The Principal Investigator has a license from Sponsor under a separate Agreement.

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5. CONFIDENTIALITY.

5.1 Obligations. For purposes of this Agreement, the following is "Confidential Information": (a) Sponsor Data disclosed by the Sponsor to the Principal Investigator in electronic or written form that is marked "Confidential" or that is generally regarded as confidential; (b) Sponsor Data disclosed orally by the Sponsor to the Principal Investigator that is reduced to writing within thirty (30) days and marked "Confidential" or that is generally regarded as confidential; and (c) Study Deliverables. During the term of this Agreement and for a period of five (5) years after the expiration or termination of this Agreement (the "Confidentiality Period"), the Principal Investigator shall maintain the confidentiality of the Confidential Information, and may not transfer or disclose Confidential Information to any third party other than other applicable internal safety and review boards, except as provided in Section 5.3 or the Protocol. Further, during the Confidentiality Period, the Principal Investigator may (i) use Study Deliverables in performing research not funded by a for-profit entity (subject to Section 5.4); and (ii) use Confidential Information (including the Study Deliverables) in performing the Study, for the provision of related patient care, or for other clinical or educational uses, but shall not use any Confidential Information (including Study Deliverables) for any other purpose.

5.2 Exceptions. Notwithstanding Section 5.1, information shall be deemed not to be Confidential Information to the extent that it:

(a) is or later becomes publicly known other than through a breach of this Agreement by the Principal Investigator , its employees, or its agents (including the Principal Investigator);

(b) is lawfully made available to the Principal Investigator , its employees, or its agents (including the Principal Investigator) by a third party that the Principal Investigator reasonably believes owes no obligation of confidentiality to the Sponsor; or

(c) was already known to or is independently developed by the Principal Investigator , its employees, or its agents (including the Principal Investigator), as evidenced by written records.

5.3 Permitted Disclosures. Notwithstanding Section 5.1, Confidential Information may be disclosed to the extent that it:

(a) is disclosed to Study Staff, but only to the extent required in connection with the performance of the Study, and only if such Study Staff are subject to obligations of confidentiality and non-use at least as restrictive as those in this Article 5;

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(b) is disclosed to Study Subjects or prospective Study Subjects as reasonably necessary or appropriate in the course of discussions regarding the Informed Consent, the HIPAA Authorization (as defined in Section 8.6), or the performance of the Study;

Study;

(c) is disclosed to personnel at other study sites as required for the performance of the

(d) is disclosed to a physician or a Study Subject as reasonably necessary or appropriate in connection with the medical treatment of the Study Subject;

(e) is disclosed to employees of the Principal Investigator for patient care or educational purposes (or, in the case of Study Deliverables only, for noncommercial research purposes), but only if such employees are subject to obligations of confidentiality and non-use at least as restrictive as those in this Article 5; or

(f) is required to be disclosed by the Principal Investigator by law or by order of any governmental authority; provided, however, that, except with respect to disclosures made pursuant to Section 2.6, the Principal Investigator shall use reasonable efforts to disclose the minimum Confidential Information necessary to comply with such requirement, and the Principal Investigator shall give the Sponsor advance notice of the disclosure when practicable, and prompt notice of the disclosure otherwise, to permit the Sponsor to seek a protective order to limit the disclosure.

5.4 Data in Source Documents. The Principal Investigator shall not make available to any third party, without the prior written consent of the Sponsor, the data that is contained in the Study Deliverables (whether or not such data is also contained in the Source Documents or any other document or database owned or controlled by the Principal Investigator), in a manner that would reasonably enable such third party to reconstruct the compilation of data contained in the Study Deliverables (or to construct a substantially similar compilation); provided, however, that the Principal Investigator may make available such data (but may not permit the copying of such data) to a third party in connection with the peer review of the results of the Study for purposes of Publication in a peer-reviewed scientific journal subject to Article 6.

5.5 Confidentiality of Terms. Each Party shall maintain the confidentiality of the terms of this Agreement, subject to Section 6.7 and the exceptions set forth in Sections 5.2 and 5.3. [Annotation: Some Principal Investigator s are required by law or policy to make public the terms of their clinical trial agreements. Many of these Principal Investigator s, however, will maintain the confidentiality of certain information in attachments to the agreement.]

6. PUBLICATION.

6.1 Right of Publication. Notwithstanding Section 5.1, upon completion or termination of the Study and subject to this Article 6, the Principal Investigator may publish, otherwise publicly disclose (collectively, "Publish"; such a Publishing is a "Publication") or submit for Publication an article, manuscript, abstract, report, poster, presentation, or other material that includes: (i) an analysis of the results of the Study; (ii) a summary of the Protocol; and (iii) supporting data generated by the Study and identifying information regarding the Drug, in each case as would be reasonably required for purposes of publication in a peer-reviewed scientific journal (any such article, manuscript, abstract, report, poster, presentation, or other material, a "Manuscript").

6.2 Single Center Publication. The Parties, recognizing the importance of communicating clinical trial results to the public and to the medical and scientific communities in an accurate and complete manner, intend for the first Publication of the Study to include the results from all of the study centers and to appear in a peer-reviewed scientific journal, in accordance with the Protocol. Without the prior written agreement of the Sponsor, the Principal Investigator shall not Publish or submit for Publication, directly or indirectly, any Manuscript prior to the publication of an article in a peer-reviewed scientific journal summarizing the data generated by all of the study centers, unless no such article is so published before the first anniversary of the finalization of the multi-center database, in which case the Principal Investigator may Publish or submit for Publication a Manuscript without further delay (subject to Section 5.4 and the other Sections of this Article 6). The Sponsor shall cooperate reasonably with one or more study center principal investigators to enable such investigators to complete and submit for publication an analysis of the results of the multi-center study, and such supporting data generated by the multi-center study as would be reasonably required for purposes of publication in a peer-reviewed scientific journal, within the twelve- (12-) month period following the first anniversary of the finalization of the multi-center database (which publication shall be subject to the other Sections of this Article 6).

6.3 Review Period. Not less than thirty (30) days prior to the earlier of Publication or submission for Publication of any Manuscript, the Principal Investigator shall, or shall cause the Principal Investigator to, provide the Sponsor with a copy of the Manuscript. If the Manuscript is an abstract, presentation, or poster, the Sponsor shall use reasonable efforts to complete its review as promptly as possible. The Principal Investigator shall consider in good faith any comments submitted by the Sponsor regarding the content thereof, and shall delete any Confidential Information (other than the items permitted to be

6.4 Further Period. At the Sponsor's request, the Principal Investigator shall delay Publication or submission for Publication of the Manuscript, as the case may be, for an

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additional sixty (60) days to allow patent applications to be filed, at the Sponsor's expense, on one or more Inventions not previously Published that are disclosed in the Manuscript.

6.5 Sponsor License. The Principal Investigator shall grant the Sponsor a worldwide, royalty-free, non-exclusive license to reproduce and distribute copies of any Manuscript relating to the Study in which the Principal Investigator , the Principal Investigator, or any other Principal Investigator employee retains the copyright.

6.6 Use of Name. Neither Party may use the name, logo, or trademark of the other Party or its employees or affiliates in any press release, publicity, or advertising without the prior written approval of the other Party, except as required by Applicable Law or expressly permitted by this Agreement.

6.7 Publication in List of Trials. The Principal Investigator shall have the right to include the Study title and any other information publicly available on any registry in which the Study is listed pursuant to Section 3.5, in any list of active or past clinical trials conducted by the Principal Investigator published on the Principal Investigator 's website or in an Principal Investigator print publication; provided, however, that no additional information, whether about the Study, the Drug, or the Sponsor, may be included. Notwithstanding the foregoing, the Principal Investigator may include in its grant applications the Study title and a description of the Study as required in connection with those applications. [Annotation: Some Principal Investigator s have adopted policies requiring disclosure of a longer list of items relating to clinical trials that they conduct.]

6.8 Acknowledgment. If required by the journal to which a Manuscript is submitted, or upon request by the Sponsor, the Principal Investigator shall publicly acknowledge in any Manuscript the Sponsor's financial or editorial contribution to the research, and the Principal Investigator may use the Sponsor's name for that purpose.

7. INDEMNITIES AND INSURANCE.

7.1 Indemnification. The Sponsor shall indemnify, defend, and hold harmless the Principal Investigator and its officers, directors, employees, and agents from any loss, liability, damage, or expense (including reasonable attorneys' fees and costs until such time as the Sponsor assumes the defense) from any claim of bodily injury or property damage that may arise directly from the administration of the Drug or the proper performance of any procedure required by the Protocol or the Sponsor's written instructions (or if the Sponsor's written instructions conflict with the Protocol, the Sponsor's written instructions only); provided, however, that to the extent that the claim is a direct result of (a) the failure of the Principal Investigator or one of its officers, employees, or agents (including the Principal Investigator) to follow the Protocol or the Sponsor's written instructions (each when applicable), accepted medical practice, or Applicable Law, or (b)

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any other negligence or willful misconduct of the Principal Investigator or one of its officers, employees, or agents (including the Principal Investigator), the Sponsor shall have no such obligation, and the Principal Investigator shall indemnify, defend, and hold harmless the Sponsor (and its officers, directors, employees, and agents, as applicable) from any loss, liability, damage or expense, but only to the extent arising from any such claim. [Annotation: A number of public Principal Investigator s are barred by statute or state Constitution or internal policy from offering any indemnification.]

7.2 Indemnification Procedure. The Party seeking indemnification (the "Indemnitee") shall promptly notify the other Party (the "Indemnitor") of any claim, loss, or expense likely to lead to a claim for indemnification, along with all material related information. If such notice is not prompt, the Indemnitor's obligation under this Article 7 will be reduced to the extent that such delay prejudices the Indemnitor's defense of the claim. The Indemnitor shall have the right to manage the defense and settlement of any claim, except that the Indemnitor may not enter into any settlement admitting fault on behalf of the Indemnitee without the Indemnitee's prior written approval. The Indemnitee may not enter into any settlement of any such claim without the written permission of Indemnitor. The Indemnitee shall reasonably cooperate with the Indemnitor in the defense of the claim. The Indemnitee may hire its own counsel, at its own expense, to monitor the defense. In addition, the Indemnitee may elect to assume control of the defense of such claim, in which case the Indemnitor shall have no obligation to indemnify or further defend the Indemnitee with respect to such claim.

7.3 Insurance. During the term of this Agreement and for three (3) years thereafter, the Principal Investigator and the Sponsor each shall carry liability insurance in the type and amount appropriate and customary for the conduct and sponsorship of clinical trials, respectively (or maintain a comparable program of self-insurance). Upon request, each Party shall provide to the other Party a certificate of such insurance or evidence of such a self-insurance plan. [Annotation: Certain Principal Investigator s may require minimum per-occurrence/aggregate dollar limits for Sponsors.]

8. REPRESENTATIONS AND COVENANTS

8.1 Regulatory Approvals. Each Party represents that it has and will maintain during the term of this Agreement all regulatory approvals required for the conduct of its respective activities in connection with the Study, and that all the persons who perform activities under this Agreement on its behalf (including, in the case of the Principal Investigator, the Study Staff) have and will have the necessary expertise, training, qualifications, and certifications.

8.2 Debarment. The Principal Investigator certifies that it will not engage, directly or indirectly, any person (including the Principal Investigator) to perform services under this Agreement if (a) that person is debarred by the FDA under 21 U.S.C. § 335a or to the

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Principal Investigator 's knowledge is threatened with debarment by a pending proceeding, action, or investigation, (b) that person is excluded from participation in any federal health care program under 42 C.F.R. Part 1001 et seq. or is the subject of an exclusion proceeding, or (c) that person is otherwise disqualified under federal or state law, or to the Principal Investigator 's knowledge is threatened with such disqualification by a pending proceeding, action, or investigation, from participating in the Study. The Principal Investigator certifies that it will immediately notify the Sponsor in writing if any such debarment, exclusion, or disqualification occurs, or if any such debarment, exclusion, or disqualification proceeding, action, or investigation is commenced or, to the Principal Investigator 's knowledge, is threatened, with respect to any such person.

8.3 Fair Market Value. Each Party represents that the compensation provided under this Agreement represents the fair market value of the activities performed by the Principal Investigator, has been negotiated in an arm's-length transaction, and has not been determined in any manner with regard to any implicit or explicit agreement to provide favorable procurement decisions with regard to the

Sponsor's products, or to the value or volume of any business or referrals generated between the Parties.

8.4 No Charge. The Principal Investigator covenants that it will not charge any Study Subject or any third party for (i) the Drug, or (ii) any items or services that are funded by the Sponsor under this Agreement or that are provided without charge by the Sponsor for Study purposes.

8.5 Government-Funded Activities. The Principal Investigator represents and covenants that its activities under this Agreement are and will be "outside the planned and committed activities of any government-funded project" undertaken by the Principal Investigator or the Principal Investigator, and will not "diminish or distract" from the performance of such government-funded activities within the meaning of 37 C.F.R. § 401.1(a)(1), with the result that any Inventions made under this Agreement are not and will not be subject to the conditions of 37 C.F.R. Parts 401 and 404. To the extent necessary to effect such ownership, the Principal Investigator shall, and shall cause the relevant persons to, take all actions necessary to retain title to any Inventions made under this Agreement, including the steps required by 37 C.F.R. §§ 401.14(c)(1), (2) and (3).

8.6 Privacy Matters. The Principal Investigator represents and covenants that (a) it is a "Covered Entity" under the provisions of the Health Insurance Portability and Accountability Act of 1996 and any regulations and official guidance promulgated thereunder ("Privacy"); and (b) the Principal Investigator shall handle all Study records and data (including medical records) in accordance with Applicable Law. (i) that permits the disclosure and use of data collected from the Study Subject in accordance with the Protocol. The Principal Investigator acknowledges that the Sponsor is not a "Covered

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Entity" (as defined by HIPAA) and will not become a "Business Associate" of a Covered Entity by performing its obligations under this Agreement.

8.7 Power and Authority. The Principal Investigator represents that it has the requisite power and authority to cause all Study Staff to comply with the Principal Investigator 's obligations under this Agreement, including, but not limited to, its obligations under Articles 1, 2, 3, 4, 5, and 6. [Annotation: If the Study will be performed by persons not under the Principal Investigator 's control (such as a contractor) or in a facility not under the Principal Investigator 's control (such as a hospital that is not owned by the Principal Investigator), the Parties may wish to insert language here that requires the Principal Investigator to impose certain of its obligations under this Agreement on any third parties who will perform the Research or who control the relevant facility.]

8.8 No Conflicting Obligations. The Principal Investigator represents and covenants that none of the Principal Investigator or any member of the Study Staff is or will become subject to any conflicting obligations that would materially interfere with the performance of the Study or any of the Principal Investigator 's other obligations under this Agreement. The Parties agree that the conduct of other clinical trials targeting the same disease or patient population as the Study does not necessarily constitute such a conflicting obligation. [Annotation: Some Principal Investigator s will represent only that the Principal Investigator has not entered into any other agreement that would prevent the Principal Investigator from fulfilling its duties under the Agreement or that would impair the Sponsor's rights under the Agreement.]

8.9 Principal Investigator Disclosures. The Principal Investigator : (a) shall provide to the Sponsor a signed, completed local Form, a curriculum vitae or other statement of qualifications showing the education, training, and experience that qualifies the Principal Investigator as an expert in the clinical investigation of the Drug for the use under investigation; (b) shall cause, before the commencement of the Study, during the course of the Study, and for up to one year after the completion or termination of the Study, at the Sponsor's reasonable request, the Principal Investigator and any sub-investigator to disclose to the Sponsor (and afterwards to notify the Sponsor of any relevant changes to) any financial arrangement between the Sponsor and the investigator (whether Principal Investigator or sub-investigator, and including any spouse or dependent child thereof; any such person, a "Clinical Investigator") as to which the value of the compensation could be influenced by the outcome of the Study, any significant payments of other sorts from the Sponsor to any Clinical Investigator, any proprietary interest in the Drug held by any Clinical Investigator, or any significant equity interest in the Sponsor held by any Clinical Investigator (for purposes of this Section 8.9, the terms "significant equity interests," "proprietary interests," and "significant payment of other sorts" and (c) shall comply, and shall ensure that the Principal Investigator and any sub-investigator comply, with all applicable disclosure requirements related to conflict of interest that are imposed by the DER or other regulatory or governmental authorities.

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8.10 Conflicts of Interest. The Principal Investigator represents that it has a system in place to manage, eliminate, or otherwise resolve conflicts of interest. The Sponsor shall not, and shall cause its agents and contractors to refrain from, making any payments directly to Study Staff for performing the activities set out in the Protocol.

9. TERM AND TERMINATION.

9.1 Term. This Agreement shall take effect on the Effective Date and shall expire on the later of the first anniversary thereof or the date of finalization of the Study database, unless terminated earlier pursuant to this Article 9.

9.2 Sponsor Termination. The Sponsor may terminate this Agreement (a) upon thirty (30) days' written notice to the Principal Investigator, in its sole discretion; (b) upon thirty (30) days' written notice to the Principal Investigator , for failure of the Sponsor and the Principal Investigator to agree upon a new Principal Investigator pursuant to Section 1.1; (c) upon written notice to the Principal Investigator , if enrollment at the Study site or at all sites within the multi-center study justifies such termination, in the sole discretion of the Sponsor; (d) upon written notice to the Principal Investigator , if the Parties are unable to agree on amendments to this Agreement related to amendments to the Protocol pursuant to Section 1.6; (e) upon oral notice (promptly followed by written notice) to the Principal Investigator , if approval for the Study is not granted or is revoked by the Hospital regulatory body; (f) upon oral notice (promptly followed by written notice) to the Principal Investigator , if any person performing activities under this Agreement is debarred, excluded or disqualified from participation in any federal health care program; or (g) upon oral notice (promptly followed by written notice) to the Principal Investigator , if the Sponsor determines that termination of the Study is necessary for the safety of the Study Subjects.

9.3 Termination by Principal Investigator. The Principal Investigator may terminate this Agreement (a) upon thirty (30) days' written notice to the Sponsor, for failure of the Sponsor and the Principal Investigator to agree upon a new Principal Investigator pursuant to Section 1.1; (b) upon written notice to the Sponsor, if the Parties are unable to agree on amendments to this Agreement related to amendments to the Protocol pursuant to Section 1.6; or (c) upon oral notice (promptly followed by written notice) to the Sponsor if the Principal Investigator determines that termination of the Study is necessary for the safety of the Study Subjects.

9.4 Termination for Material Breach. Either Party may terminate this Agreement upon written notice to the other Party if the other Party materially breaches this Agreement and the breaching Party fails to cure the breach within thirty (30) days after receipt of written notice of the breach from the other Party.

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9.5 Procedures Upon Early Termination. If this Agreement is terminated before completion of the Study, the Principal Investigator shall cease enrolling Study Subjects immediately (or, in the case of termination by the Sponsor, as soon as the Principal Investigator has been notified of such termination), and shall cease conducting the procedures set out in the Protocol to the extent that doing so is medically permissible and appropriate. The Sponsor and the Principal Investigator shall negotiate in good faith on the subsequent treatment or transfer of the Study Subjects. In case of termination of the Study before completion, the Sponsor shall reimburse the Principal Investigator for (i) obligations incurred in accordance with the Study budget that cannot be cancelled or mitigated by the Principal Investigator using reasonable efforts, (ii) reasonable costs incurred in connection with the safe withdrawal of Study Subjects from the Study, and (iii) mutually agreed post-termination expenses.

9.6 Return of Property. Upon termination or expiration of this Agreement, the Principal Investigator shall, return to the Sponsor, at the Sponsor's expense, within thirty (30) days any remaining Drug (except as required by law), any equipment on loan or lease from the Sponsor, and any copies of Confidential Information provided by the Sponsor that are in the possession or under the control of the Principal Investigator or the Principal Investigator; provided, however, that the Principal Investigator may retain any copies of such Confidential Information to the extent required by Applicable Law. At the Sponsor's request and expense, the Principal Investigator shall dispose of the remaining Drug in accordance with Sponsor's instructions, subject to Applicable Law.

9.7 Final Accounting. The Principal Investigator shall deliver to the Sponsor, within ninety (90) days after expiration or early termination of this Agreement, a final accounting of amounts due (and reasonable supporting documentation, which requirement shall be satisfied by properly completed case report forms as to completed visits by Study Subjects), taking into account payments made and not yet made under the Payment Schedule, and expenses reimbursable pursuant to Section 9.5, from one Party to the other Party. Undisputed amounts due shall be paid within sixty (60) days thereafter.

9.8 Survival. The rights and obligations of the Parties that have accrued prior to the expiration or termination of this Agreement, and Sections 1.2, 1.5, 1.7, 2.2, 2.3, 2.5, 2.6, 3.2, 3.3, 3.4, 8.2, 8.4, 8.5, 8.6, 8.7, 8.9, 8.10, 9.5, 9.6, 9.7, Articles 4, 5, 6, 7, 10, and this Section 9.8 shall survive the expiration or termination of this Agreement.

10. MISCELLANEOUS.

10.1 Remedies and Waiver. The remedies provided in this Agreement are not exclusive and the Party suffering from a breach or default of this Agreement may pursue all other remedies, both legal and equitable, alternatively or cumulatively. No express or implied waiver by a Party of any breach or default will be construed as a waiver of a future or subsequent breach or default. The failure or delay of any Party in exercising any

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of its rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.

10.2 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except that (a) either Party may assign this Agreement to an Affiliate (as defined in this Section 10.2), or to a third party in connection with a merger or sale of all or substantially all of its assets relating to the Study or the Drug; and (b) the Sponsor may delegate its obligations or assign its rights under this Agreement to a contractor, provided that the Sponsor remains liable for the performance of all delegated obligations. For purposes of this Section 10.2, "Affiliate" means, with respect to any corporation or other entity, another corporation or other entity that, directly or indirectly, controls, is controlled by, or is under common control with such corporation or entity, where "control" means the direct or indirect ownership of more than fifty percent (50%) of the voting securities of an entity, or any other relationship that results in actual control over the management of an entity. Any Party making an assignment pursuant to this Section 10.2 (other than an assignment to an Affiliate) shall provide prompt written notification to the other Party. In the case of any assignment (but not a delegation), the assignee shall assume all of the obligations of the assignor under this Agreement, including the obligations set out in Section 7.3.

10.3 Independent Contractor. In performing activities under this Agreement, the Principal Investigator, including its other employees, is operating as and has the status of an independent contractor to the Sponsor, and shall not act as and is not an agent or employee of the Sponsor. The relationship between the Parties does not constitute a partnership, joint venture, or agency. Neither Party shall have the authority to bind the other Party without that other Party's express, written permission.

10.4 Force Majeure. Noncompliance by a Party with this Agreement due to any cause beyond the reasonable control of the Party, such as war, civil commotion, destruction of production facilities and materials, fire, flood, earthquake or storm, labor disturbances, shortage of materials, failure of public utilities or common carriers (each, an event of "Force Majeure"), shall not constitute a breach of this Agreement. That Party shall be excused from performance under this Agreement to the extent and for the duration of such event of Force Majeure; provided, however, that it first notifies the other Party in writing thereof and that it uses reasonable efforts to cause such event of Force Majeure to abate.

10.5 Further Assurances. Each Party shall execute such other instruments, give such further assurances, and perform acts reasonably necessary or appropriate to effectuate the provisions of this Agreement.

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10.6 Choice of Law. This Agreement is governed by the laws of the Republic of Nigeria, without regard to its rules of conflicts of laws.

10.7 Notices. The Parties shall send notices in writing, referencing this Agreement. Notice shall be deemed given: (a) when delivered personally; (b) one (1) day after having been sent by facsimile, with a copy sent promptly by registered or certified mail, return receipt requested, postage prepaid; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) days after deposit with a nationally recognized overnight carrier, with written verification of receipt. Notice shall be given to the addressee below (or to such other addressee as a Party subsequently designates pursuant to this Section 10.7):

To the Principal Investigator:

The American Hospitals and Resorts (Blood and Cancer Center)
Plot 12A, Olaitan Senbanjo Street, Off Admiralty Way,
Lekki Phase 1, Lagos. Nigeria

Attention:

Dr. Richard Afonja

and

Dr. Dr Abayomi Oni,
Chief Consultant
State Hospital,
Asubiaro, Osogbo, Osun State

To the Sponsor:

TNI BioTech International Ltd
37 North Orange Ave Suite 607
Orlando, Florida 32801

Attention:
Dr. Jill Smith

10.8 No Third-Party Beneficiary. This Agreement is for the sole benefit of the Parties, and does not confer any rights on any third party.

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10.9 Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, constitutes the entire agreement of the Parties with respect to its subject matter, and supersedes all previous written or oral representations, agreements, and understandings between the Parties with respect to that subject matter. This Agreement may only be amended by a written document signed by both Parties. In the event of any conflict between the terms of the Protocol and this Agreement, this Agreement shall control.

10.10 Severability. If any provision of this Agreement is held to be unenforceable for any reason, that unenforceability shall not affect the enforceability of any other provision of this Agreement, and the Parties shall negotiate in good faith to substitute an enforceable provision with similar terms.

10.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which is deemed an original, but all of which together constitutes one instrument.

10.12 Headings. The Section and Article headings in this Agreement are for reference only, and shall not affect the interpretation or meaning of any provision of this Agreement.

10.13 Interpretation. Unless the context of this Agreement requires otherwise, words of one gender include the other gender; words using the singular or plural number also include the plural or singular number, respectively; the terms "Article" and "Section" refer to the specified Article and Section of this Agreement; and the term "including" means "including, without limitation."

Signature on following page

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Date.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective



By: Name: Noreen Griffin
Title: Chief Executive Officer



Name: Dr. Richards Afonja
Title: Principal Investigator

Exhibit A Protocol

(see separate document)

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Exhibit B Payment Schedule

Per Patient Costs for entire Study = $1,828

Total Patients in Study = 150

Total Costs of Study = $1828 x 150 = $274, 200

First Payment Installment, due one week prior to study start date: $137,100

Second Payment Installment, due 6 weeks after study start date: $137,100

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Exhibit C Detailed Budget

Budgeting by Activity Worksheet

Procedures	Pre-Rx	During Rx	IV to PO	End of Rx	Total
Clinical and medical evaluations					
Obtaining informed consent	$50				$50
History and physical	$120				$120
Follow-up exams		$25	$25	$25	$75
Administrative					
Principal Investigator					
IRB, site-sponsor activities, adverse events reports, meeting time, etc.*	$100	$25	$25	$25	$175
Study coordinator/research nurse					
Initial meeting time*	$50				$50
Inservicing*	$25				$25
Coordinator per-patient administrative activities					
Screening fee (estimating 1 enrolled for 10 screened)	$50				$50
Apache score calculation	$50				$50
Adverse events recording		$20	$20	$20	$60

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Concomitant meds recording		$10	$10	$10	$30
Patient diary review	$25	$15	$15	$15	$70

Procedures	Pre-Rx	During Rx	IV to PO	End of Rx	Total
Dispensing and accounting for study meds	$15				$15
Patient instruction	$15				$15
Scheduling of next visit	$5	$5	$5	$5	$20
CRF data entry	$20	$20	$20	$20	$80
Query resolution				$25	$25
Monitoring visits				$25	$25
SAE forms				$15	$15
IRB correspondence				$25	$25
Sponsor/site correspondence				$25	$25
Sponsor audit				$25	$25
Lab tests/Procedures					
Hematology: cbc and differential	$15	$15	$15	$15	$60
Chemistry: chemistry panel	$10	$10	$10	$10	$40
Pregnancy test	$20				$20
Urinalysis	$15			$15	$30
Specimen collection and handling	$15	$15	$15	$15	$60
Specimen shipping	$15				$15
Microbiology					

Blood cultures x 2 sets	$50			$50	$100
Sputum culture	$30			$30	$60
Sputum gram stain	$20			$20	$40
Sensitivities	$30			$30	$50
Ancillary					
CXR	$100			$100	$400
Total (includes 20% overhead)					**$1,900**

Budgeting by Position Worksheet

Activity	Time required per subject in minutes	Occurrences per study visit	Cost per occurrence	Cost per subject
Recruitment	30	1	$25.00	$25.00
Screening	20	1	$18.00	$18.00
Adjustment for expected screen: enroll ratio (1 in 10)		1	$180.00	$180.00
Apache score calculation	30	1	$25.00	$25.00
Informed consent review	60	1	$50.00	$50.00
Inservice	30	1	$25.00	$25.00

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Vital signs	5	5	$3.00	$15.00
Blood draw	10	5	$8.00	$40.00
Lab processing	60	5	$50.00	$250.00
Adverse events recording	10	5	$8.00	$40.00
Concomitant meds recording	10	5	$8.00	$40.00
Patient diary review	20	5	$16.00	$80.00
Dispensing and accounting for study meds	30	5	$25.00	$125.00
Patient instruction	30	5	$25.00	$125.00
Scheduling of next visit	5	5	$3.00	$15.00
CRF completion	90	5	$50.00	$250.00
CRF clarifications and monitor visits	60	1	$50.00	$50.00
CRF queries reconciliation	15	5	$25.00	$125.00
SAE forms	60	1	$50.00	$50.00
IRB correspondence	30	3	$50.00	$150.00
Sponsor/site correspondence	15	5	$25.00	$125.00
Sponsor audit	60	1	$25.00	$25.00
Total per patient	**680**			**$1,828.00**

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